                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Reports Third Quarter 2023 Results

•GAAP and adjusted EPS for the quarter of $0.34 and $0.38 per diluted share, respectively
•Cash flow from operations of $76.7 million for the quarter
•Balance sheet strengthened with additional $25 million of debt extinguished
•Full year 2023 financial guidance reaffirmed

Katy, Texas, November 3, 2023 – U.S. Silica Holdings, Inc. (NYSE: SLCA) (the “Company”), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry, today announced its third quarter results for the period ended September 30, 2023.
“During the third quarter, we continued to advance our two-pronged growth strategy of expanding our Industrial & Specialty Products segment while strengthening our financial foundation,” said Bryan Shinn, the Company’s Chief Executive Officer. “We generated healthy cash flow from operations and Adjusted EBITDA, driven by strong customer demand compared to historical averages and supported by our lean cost structure. We also repurchased and extinguished an additional $25 million of debt, improving our balance sheet and leverage profile.
“In our Oil & Gas segment, the sequential decrease in drilling and completions activity drove lower demand for our products and services across all basins. Despite this, our financial results were strong compared to historical averages as pricing remained attractive and our cost reduction efforts helped to maintain high margin levels. Additionally, our new, patent-pending Guardian frac fluid filtration system is performing well and gaining momentum in the market. Frac companies that have trialed the Guardian are achieving positive outcomes through increased pump uptime and improved pump efficiency, with lower repair and maintenance costs.
“As we guided on last quarter’s call, our Industrial & Specialty Products segment’s volumes declined year-over-year due to mild economic softness, particularly for building products, diatomaceous earth fillers and filtration, and certain glass customers that performed maintenance projects after several years of high demand. Even so, we benefited from ongoing structural cost reductions along with improved product mix from sales to new markets, applications and products, as well as price increases, all of which enabled us to maintain year-over-year profitability levels.
“The strong results we’ve reported year-to-date give us reasonable confidence in reaffirming our full year 2023 guidance. Furthermore, our customer contracts, coupled with expected incremental cost and productivity improvements, provide strong visibility for the remainder of this year. We continue to expect Adjusted EBITDA to increase approximately 25% year-over-year, with robust cash flow from operations of approximately $265 million this year, while maintaining our strong leverage profile.”

Third Quarter 2023 Financial Highlights

Net income for the third quarter was $26.9 million, or $0.34 per diluted share. The third quarter results were impacted by $3.8 million pre-tax, or $0.04 per diluted share after-tax, of charges primarily related to a non-recurring adjustment to depreciation and the loss on extinguishment of debt, resulting in adjusted EPS (a non-GAAP measure) of $0.38 per diluted share.
These results compared with net income of $46.3 million, or $0.59 per diluted share, for the second quarter of 2023, which was impacted by $1.4 million pre-tax, or $0.01 per diluted share after-tax, of charges primarily related to the loss on extinguishment of debt, resulting in adjusted EPS (a non-GAAP measure) of $0.60 per diluted share.
In the third quarter of 2023, the Company completed a $25 million voluntary term loan principal repayment, extinguishing the debt at par using excess cash on hand.
Total Company

In millions	Q3 2023	Q2 2023	Sequential Change	Q3 2022	Year-over-year Change
Revenue	$367.0	$406.8	(10)%	$418.8	(12)%
Net Income	$26.9	$46.3	(42)%	$32.1	(16)%
Tons Sold	4.121	4.459	(8)%	4.624	(11)%
Contribution Margin*	$129.2	$150.7	(14)%	$131.8	(2)%
Adjusted EBITDA*	$102.1	$123.6	(17)%	$102.7	(1)%
Oil & Gas Segment
•Third quarter 2023 results were driven by lower proppant volumes, fewer SandBox loads, and a decrease in average selling price per ton.

In millions	Q3 2023	Q2 2023	Sequential Change	Q3 2022	Year-over-year Change
Revenue	$231.4	$262.3	(12)%	$267.5	(13)%
Tons Sold	3.122	3.419	(9)%	3.498	(11)%
Contribution Margin*	$82.9	$99.1	(16)%	$85.3	(3)%

Industrial & Specialty Products (ISP) Segment
•Third quarter 2023 results were impacted by lower activity levels, partially offset by improvements in operational efficiencies, price increases, and product mix.

In millions	Q3 2023	Q2 2023	Sequential Change	Q3 2022	Year-over-year Change
Revenue	$135.5	$144.5	(6)%	$151.4	(10)%
Tons Sold	0.999	1.040	(4)%	1.126	(11)%
Contribution Margin*	$46.3	$51.6	(10)%	$46.5	—%
*Contribution Margin and Adjusted EBITDA are non-GAAP financial measures; see the discussion of non-GAAP information below and the reconciliation of GAAP to non-GAAP results included as an exhibit to this press release.

Capital Update
As of September 30, 2023, the Company had $222.4 million in cash and cash equivalents and total debt of $867.6 million. The Company's $150.0 million Revolver had zero drawn with $20.8 million allocated for letters of credit and availability of $129.2 million. During the third quarter of 2023, the Company generated $76.7 million in cash flow from operations while capital expenditures totaled $13.6 million.
Outlook and Guidance
Looking forward to the fourth quarter, the Company's two business segments remain well positioned in their respective markets. The Company has a strong portfolio of industrial and specialty products that serve numerous essential, high growth and attractive end markets, supported by a robust pipeline of new products under development. The Company also expects growth in its underlying base business, coupled with pricing increases and market share expansion.
The oil and gas industry is progressing through a multi-year growth cycle. Constructive through-cycle commodity prices are supportive of an active well completions environment over the next few years. The Company has strong contractual commitments for its sand production capacity for the remainder of this year and into next year.

The Company remains focused on generating cash flow from operations and de-levering the balance sheet. It expects to produce significant operating cash flow in 2023, and projects investing at the high-end of capital expenditures guidance ranging between $60-$65 million for the year.

The Company will provide more specific outlook and guidance on the upcoming conference call.

Conference Call
U.S. Silica will host a conference call for investors today, November 3, 2023, at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, Chief Executive Officer and Kevin Hough, interim Executive Vice President, Chief Financial Officer and Chief Accounting Officer. Investors are invited to listen to a live webcast of the conference call and find supporting materials by visiting the "Investors- Events & Presentations" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13741846. The replay will be available through December 3, 2023.
About U.S. Silica
U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 123-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets.
U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 27 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

Forward-looking Statements
This third quarter 2023 earnings release, as well as other statements we make, contain "forward-looking statements" within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "could," "can have," "likely" and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's estimated and projected costs and cost reduction programs, reserves and finished products estimates, growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, technological innovations, and the expected outcome or impact of pending or threatened litigation. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; heightened levels of inflation and rising interest rates; supply chain and logistics constraints for our company and our customers, fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; changes in oil and gas inventories; general economic, political and business conditions in key regions of the world including the ongoing conflicts between Russia and Ukraine and between Israel and Hamas; pricing pressure; cost inflation; weather and seasonal factors; the cyclical nature of our customers' business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Total sales	$366,961	$406,784	$418,813
Total cost of sales (excluding depreciation, depletion and amortization)	240,957	259,773	291,520
Operating expenses:
Selling, general and administrative	29,287	28,694	33,933
Depreciation, depletion and amortization	35,822	33,546	34,500
Total operating expenses	65,109	62,240	68,433
Operating income	60,895	84,771	58,860
Other (expense) income:
Interest expense	(26,039)	(25,987)	(20,174)
Other income, net, including interest income	4,016	2,497	3,576
Total other expense	(22,023)	(23,490)	(16,598)
Income before income taxes	38,872	61,281	42,262
Income tax expense	(12,064)	(15,137)	(10,259)
Net income	$26,808	$46,144	$32,003
Less: Net loss attributable to non-controlling interest	(101)	(115)	(68)
Net income attributable to U.S. Silica Holdings, Inc.	$26,909	$46,259	$32,071

Earnings per share attributable to U.S. Silica Holdings, Inc.:
Basic	$0.35	$0.60	$0.42
Diluted	$0.34	$0.59	$0.41
Weighted average shares outstanding:
Basic	77,125	77,089	75,587
Diluted	78,700	78,338	77,770
Dividends declared per share	$—	$—	$—

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	Unaudited	Audited
	September 30, 2023	December 31, 2022

ASSETS
Current Assets:
Cash and cash equivalents	$222,435	$280,845
Accounts receivable, net	183,434	208,631
Inventories, net	162,636	147,626
Prepaid expenses and other current assets	26,375	20,182
Total current assets	594,880	657,284
Property, plant and mine development, net	1,131,970	1,178,834
Lease right-of-use assets	43,342	42,374
Goodwill	185,649	185,649
Intangible assets, net	133,750	140,809
Other assets	11,383	9,630
Total assets	$2,100,974	$2,214,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$161,797	$216,239
Current portion of operating lease liabilities	19,490	19,773
Current portion of long-term debt	19,763	19,535
Current portion of deferred revenue	5,479	16,275
Income tax payable	2,458	128
Total current liabilities	208,987	271,950
Long-term debt, net	847,849	1,037,458
Deferred revenue	13,100	14,477
Liability for pension and other post-retirement benefits	24,627	30,911
Deferred income taxes, net	94,000	64,636
Operating lease liabilities	58,922	64,478
Other long-term liabilities	28,467	25,976
Total liabilities	1,275,952	1,509,886
Stockholders’ Equity:
Preferred stock	—	—
Common stock	877	854
Additional paid-in capital	1,245,551	1,234,834
Retained deficit	(233,268)	(351,084)
Treasury stock, at cost	(196,406)	(186,196)
Accumulated other comprehensive income (loss)	1,578	(1,723)
Total U.S. Silica Holdings, Inc. stockholders’ equity	818,332	696,685
Non-controlling interest	6,690	8,009
Total stockholders' equity	825,022	704,694
Total liabilities and stockholders’ equity	$2,100,974	$2,214,580

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes selling, general, and administrative costs, corporate costs, plant capacity expansion expenses, and facility closure costs.
The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to segment contribution margin.

(All amounts in thousands)	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Sales:
Oil & Gas Proppants	$231,426	$262,285	$267,461
Industrial & Specialty Products	135,535	144,499	151,352
Total sales	366,961	406,784	418,813
Segment contribution margin:
Oil & Gas Proppants	82,890	99,069	85,295
Industrial & Specialty Products	46,347	51,595	46,526
Total segment contribution margin	129,237	150,664	131,821
Operating activities excluded from segment cost of sales	(3,233)	(3,653)	(4,528)
Selling, general and administrative	(29,287)	(28,694)	(33,933)
Depreciation, depletion and amortization	(35,822)	(33,546)	(34,500)
Interest expense	(26,039)	(25,987)	(20,174)
Other income, net, including interest income	4,016	2,497	3,576
Income tax expense	(12,064)	(15,137)	(10,259)
Net income	$26,808	$46,144	$32,003
Less: Net loss attributable to non-controlling interest	(101)	(115)	(68)
Net income attributable to U.S. Silica Holdings, Inc.	$26,909	$46,259	$32,071

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Net income attributable to U.S. Silica Holdings, Inc.	$26,909	$46,259	$32,071
Total interest expense, net of interest income	23,912	24,368	19,495
Provision for taxes	12,064	15,137	10,259
Total depreciation, depletion and amortization expenses	35,822	33,546	34,500
EBITDA	98,707	119,310	96,325
Non-cash incentive compensation (1)	3,723	3,731	4,826
Post-employment expenses (excluding service costs) (2)	(1,001)	(839)	(535)
Merger and acquisition related expenses (3)	421	845	1,532
Plant capacity expansion expenses (4)	59	32	32
Business optimization projects (5)	—	90	550
Facility closure costs (6)	123	71	270
Other adjustments allowable under the Credit Agreement (7)	105	397	(286)
Adjusted EBITDA	$102,137	$123,637	$102,714

(1)	Reflects equity-based and other equity-related compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.
(3)	Merger and acquisition related expenses include legal fees, professional fees, bank fees, severance costs, and other employee related costs. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future if we continue to pursue future plant capacity expansion.
(5)	Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(6)	Reflects costs incurred related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, maintenance, and utilities. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.
(7)	Reflects miscellaneous adjustments permitted under the Credit Agreement, such as recruiting fees and relocation costs. The three months ended September 30, 2023 also included recruiting costs of $0.2 million, adjustments to non-controlling interest of $0.1 million, restructuring costs of $0.2 million, a loss on the extinguishment of debt of $1.1 million, offset by proceeds of the sale of assets of $1.5 million. The three months ended June 30, 2023 also included costs related to recruiting of $0.5 million and $1.1 million related to the loss on extinguishment of debt, offset by proceeds of the sale of assets of $1.1 million. The three months ended September 30, 2022 also included recruiting costs of $0.2 million, adjustments to non-controlling interest of $0.2 million, restructuring costs of $0.8 million, weather events of $0.2 million, offset by a gain on the extinguishment of debt of $1.7 million, proceeds of the sale of assets of $0.3 million and other costs of $0.3 million.
Adjusted EPS
Adjusted EPS is diluted earnings or loss per share adjusted to exclude costs associated with merger & acquisition related activities and strategic business reviews, costs associated with business optimization, the effect of a non-recurring depreciation adjustment, and gain or loss on debt extinguishment.
Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company's operations to assist investors in reviewing the Company's operating performance over time. Management believes it is useful to exclude certain items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items may not relate specifically to current operating trends or be indicative of future results.
The following table sets forth a reconciliation from GAAP EPS to adjusted EPS:

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Reported Diluted EPS	$0.34	$0.59	$0.41

Merger & Acquisition	—	0.01	0.01
Business Optimization	—	—	0.01
Depreciation Adjustment	0.03	—	—
(Gain)/Loss on extinguishment of debt	0.01	0.01	—
Other	—	(0.01)	—
Total Adjustments	0.04	0.01	0.02
Adjusted Diluted EPS	$0.38	$0.60	$0.43

Diluted Shares	78,700	78,338	77,770

Forward-looking Non-GAAP Measures
A reconciliation of Adjusted EBITDA as used in our guidance, is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide each reconciliation is due to the unpredictability of the amounts and timing of events affecting the items we exclude from the non-GAAP measure.
U.S. Silica Holdings, Inc.
Investor Contact
Patricia Gil
Vice President, Investor Relations & Sustainability
(281) 505-6011
gil@ussilica.com